LIONBRIDGE REPORTS FIRST QUARTER REVENUE OF
$136.5 MILLION, GAAP EPS OF $0.01, NON-GAAP EPS OF $0.09 AND ADJUSTED EBITDA OF $10.3 MILLION

Repurchased $8 Million of Stock in the First Quarter; Expects $9-13 Million Sequential Quarter Revenue Growth for Q2 and Ongoing Strength in 2016

WALTHAM, Mass. — May 05, 2016 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced financial results for the quarter ended March 31, 2016. Highlights for the quarter include:

•
Revenue of $136.5 million, as compared to revenue of $136.8 million in the first quarter of 2015. Excluding revenue from the US Department of Justice contract, which the Company exited in November of 2015, revenue grew $5.7 million or 4% year-on-year in constant currency.

•
GAAP net income of $0.4 million or $0.01 per share, based on 60.6 million fully diluted shares outstanding. This marks a decline of $2.7 million or $0.04 per share as compared to the first quarter of 2015, primarily due to an unfavorable variance of $3.5 million or $0.06 per share in non-operating “other expense” related to the currency effect of balance sheet revaluations.

•
Non-GAAP adjusted earnings of $5.6 million or $0.09 per share, a decline of $0.05 year-on-year primarily due to the same unfavorable “other expense” variance referenced above. Please see the section of this release entitled "Non-GAAP Financial Measures" and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•
Adjusted EBITDA of $10.3 million, as compared to adjusted EBITDA of $10.2 million in the first quarter of 2015. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	An ending cash balance of $20.7 million.

•	The Company acquired 1.9 million shares of its common stock in Q1 for an aggregate purchase price of $8 million.

In November of 2015 the Company announced a $50 million three year share repurchase program. Since that announcement, the Company has purchased $14 million of its common stock. Lionbridge expects to continue to execute its buyback program throughout 2016.

During the quarter, the Company secured a primary supplier agreement with a client in the technology sector which is expected to generate annual revenue of $7 million once ramped. The Company also secured new engagements with a medical technology solutions company, a leading European telecommunications company, a market leader in online travel services, and a manufacturing company.

“As we begin 2016 we are driving positive momentum in several key areas. Our marketing services revenue is growing on plan. We continue to diversify our revenue streams across vertical markets. Our onDemand Translation-as-a-Service Platform is accelerating on plan. Our Geotext acquisition is driving new growth opportunities in the legal sector. And our largest client remains largely stable year-on-year as expected,” said Rory Cowan, CEO, Lionbridge. “Despite the uncertain start to the first quarter in a few sectors, our revenue momentum continues to build and our cost actions are starting to take hold. This positions us well for strong sequential quarter growth in Q2 and ongoing revenue and profit growth throughout 2016.”

Lionbridge provided an outlook for the second quarter of 2016 with revenue of approximately $145-149 million.

Lionbridge management will conduct a conference call at 9:00 a.m. ET this morning to discuss financial performance for the quarter and other matters, including matters related to its future performance. To participate, callers within the United States can dial 888-946-7209 and international callers can dial 517-308-9251. The passcode for the call is Lionbridge. The conference call will also be available live online via this link or on the Financial Events page of the Investor Relations section of the Lionbridge website at investors.lionbridge.com.

Non-GAAP Financial Measures
In this release, the Company’s adjusted earnings, adjusted earnings per share and adjusted EBITDA are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations. These measures are presented because management believes they provide additional information to investors with respect to the performance of our fundamental business activities and should not be viewed as alternatives to GAAP measures of performance.

The Company defines Adjusted earnings as net income excluding merger, restructuring and acquisition-related costs, stock-based compensation and amortization of acquisition-related intangible assets.

The Company defines Adjusted EBITDA as net income excluding depreciation and amortization, amortization of acquisition-related intangible assets, stock-based compensation, restructuring and other charges, net interest expense, non-operating other expense (income) and provision for income taxes.

Management believes the most directly comparable GAAP financial measure for “Adjusted earnings” and “Adjusted EBITDA” as well as “Adjusted Earnings per Share (EPS)” are net income and diluted net income per share, respectively, and has provided a reconciliation of GAAP net income to adjusted earnings, adjusted earnings per share and adjusted EBITDA at the end of this release.

About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 28 countries. To learn more, visit http://www.lionbridge.com.

Forward Looking Statements.
This press release contains forward-looking statements that involve risks and uncertainties, including Lionbridge’s expected financial performance, expected revenue and profit growth and outlook, including revenue from new customer engagements, the momentum, pace and strengthening of such growth in Q2 2016 and FY 2016 and Lionbridge’s intentions to continue its repurchase program in 2016. These forward-looking statements reflect management’s current views and Lionbridge does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law. Lionbridge's actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company's ability to successfully manage this exposure through hedge instruments and other strategies; its ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; the loss of or reduction in demand from one or more major client or customer, which would materially affect Lionbridge’s business, including a sequential decline in business with any customer representing a significant portion of overall revenue; Lionbridge’s ability to expand its relationships with existing clients; the timing to ramp new customers; Lionbridge’s ability to broaden its client base; the Company's dependence on clients' product releases, production schedules and procurement strategies to generate revenues; the anticipated benefits of expansion of global language workflow technologies; continued uncertainty and volatility in global economic conditions that could negatively affect demand for the Company's services and technologies; reduced demand for the Company’s services that adversely impacts Lionbridge’s future revenues, cash flows, results of operations and financial condition; Lionbridge's ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; the impact of competing language technologies on the Company's existing customer relationships and ability to secure new customers; the ability of Lionbridge to realize the expected benefits of its technology initiatives and acquisitions and the timing of the realization of such benefits; errors, interruptions or delays in cloud-based technology; breaches of security measures; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to integrate acquisitions and expand its customer relationships and the timing and success of such activities; the portion of the Company's service engagements that are subject to the impact of foreign currency fluctuations; risks associated with conducting business outside of the United States, including compliance with changing and potentially conflicting laws and regulations and expenses and delays associated with any such activities; longer collection cycles in particular jurisdictions; risks associated with competition; Lionbridge's ability to forecast revenue, profitability, technology adoption, customer demand and operating results; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; changes in interpretation of statutory and regulatory positions by international tax authorities in countries in which Lionbridge conducts business; changes in interpretation of employment and tax positions by U.S. state and federal authorities; the failure of Lionbridge to keep pace with technological changes or changing customer needs; the risk of claims by third parties of intellectual property claims; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; and Lionbridge being held liable for defects or errors in its service offerings. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC (copies of which may be accessed through the SEC's website at http://www.sec.gov).

LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2016	2015
Revenue	$136,466	$136,807
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization included below)	91,789	90,550
Sales and marketing	11,400	11,975
General and administrative	22,249	23,868
Research and development	2,116	2,015
Depreciation and amortization	2,155	2,251
Amortization of acquisition-related intangible assets	1,337	998
Restructuring and other charges	2,420	2,938
Total operating expenses	133,466	134,595
Income from operations	3,000	2,212
Non-operating expense (income), net
Interest expense:
Interest on outstanding debt	516	484
Amortization of deferred financing charges	94	90
Interest income	(12)	(16)
Interest expense, net	598	558
Other expense (income), net	1,030	(2,513)
Total non-operating expense (income), net	1,628	(1,955)
Income before income taxes	1,372	4,167
Provision for income taxes	1,015	1,072
Net income	$357	$3,095

Net income per share of common stock:
Basic	$0.01	$0.05
Diluted	$0.01	$0.05
Weighted average number of common shares outstanding:
Basic	59,560	60,415
Diluted	60,591	62,324

LIONBRIDGE TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands)	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$20,744	$27,831
Accounts receivable, net of allowance of $250 at March 31, 2016 and December 31, 2015	86,238	86,645
Unbilled receivables	27,579	23,250
Other current assets	15,712	13,306
Total current assets	150,273	151,032
Property and equipment, net	25,620	25,259
Goodwill	69,116	67,694
Acquisition-related intangible assets, net	48,493	48,991
Other assets	5,603	5,292
Total assets	$299,105	$298,268
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Debt, current portion	$5,688	$4,375
Accounts payable	24,242	27,726
Accrued compensation and benefits	21,670	21,242
Accrued outsourcing	13,360	9,874
Accrued restructuring	5,135	4,612
Income taxes payable	2,272	2,436
Accrued expenses and other current liabilities	8,468	9,877
Deferred revenue	7,812	9,398
Total current liabilities	88,647	89,540
Long-term debt, net of current portion	96,393	87,093
Deferred income taxes, net of current portion	6,959	6,833
Other long-term liabilities	21,417	21,665
Total liabilities	213,416	205,131
Stockholders’ equity:
Preferred stock	—	—
Common stock	631	637
Additional paid-in capital	262,206	270,225
Accumulated deficit	(189,303)	(189,660)
Accumulated other comprehensive income	12,155	11,935
Total stockholders’ equity	85,689	93,137
Total liabilities and stockholders’ equity	$299,105	$298,268

Reconciliation of GAAP Net Income to Adjusted EBITDA
and GAAP Net Income to Non-GAAP Adjusted Earnings (Unaudited)

The following table reconciles net income to adjusted EBITDA:

	Three Months Ended March 31,
(In thousands)	2016	2015
Net income	$357	$3,095
Depreciation and amortization	2,155	2,251
Amortization of acquisition-related intangible assets	1,337	998
Stock-based compensation	1,437	1,790
Restructuring and other charges	2,420	2,938
Interest expense, net	598	558
Other expense (income), net	1,030	(2,513)
Provision for income taxes	1,015	1,072
Adjusted EBITDA	$10,349	$10,189
The following table reconciles net income to adjusted earnings and presents adjusted earnings per share:

	Three Months Ended March 31,
(In thousands, except per share amounts)	2016	2015
Net income	$357	$3,095
Amortization of acquisition-related intangible assets	1,337	998
Stock-based compensation	1,437	1,790
Restructuring and other charges	2,420	2,938
Adjusted earnings	$5,551	$8,821
Fully diluted weighted-average number of common shares outstanding	60,591	62,324
Adjusted earnings per share	$0.09	$0.14

Contact:
Sara Buda
Lionbridge
+1-978-964-1404
sara.buda@lionbridge.com